EXHIBIT 99.2
FOR IMMEDIATE RELEASE
                                                Toni Simonetti
                                                (781) 860-2539
                                                Robert S. McWade
                                                (781) 860-2846
                                                C-2414   1/26/98
                                                http://www.raytheon.com

RAYTHEON REPORTS RECORD EARNINGS AND RECORD SALES*

LEXINGTON, MASSACHUSETTS, USA (1/26/98) -- Raytheon Company today reported 1997 earnings of $848.5 million, or $3.55 per share, not including a fourth quarter restructuring and a special charge, on sales of $13.7 billion. For 1996, Raytheon's earnings were $783.3 million, or $3.31 per share, not including a special charge, on sales of $12.3 billion. For 1997, operating income increased 28 percent on an 11 percent increase in sales, before restructuring and special charges. Raytheon's 1997 results include only a partial year related to the July acquisition of the Texas Instruments' (TI) defense operation and less than two weeks' results related to the December merger with Hughes defense. On a pro forma 1997 basis, Raytheon's revenues would have been in excess of $20 billion.

"In 1997 and the first weeks of 1998, Raytheon has taken the necessary strategic steps forward to focus our resources in our core businesses and to consolidate and organize our operations to compete successfully in the defense and government electronic systems area, and in core commercial markets," said Dennis J. Picard, Raytheon's chairman and chief executive officer. "Raytheon today is one of the largest industrial corporations in the United States -- and one that is strong, lean and well focused."
--------------------------
*Not including restructuring and special charges

Raytheon's strong operating income in 1997 was led by Raytheon TI
Systems and Raytheon E-Systems, both of which are now part of Raytheon Systems Company, and by Raytheon Aircraft, which has demonstrated strong leadership in Raytheon's commercial sector.

In 1997, Raytheon accomplished the following:

- Acquired the defense business of Texas Instruments and merged with Hughes defense;

- Formed Raytheon Systems Company (RSC) by combining Raytheon
Electronic Systems, Raytheon E-Systems, Raytheon TI Systems and Hughes defense, and announced the leadership team for Raytheon Systems Company;

- And divested its respected but non-core home appliance, heating and air conditioning, and commercial cooking operations, its Semiconductor business and its Switchcraft electronic components business.
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                                       2

On January 23, 1998, slightly more than one month after the completion of the merger with Hughes defense and the formation of Raytheon Systems Company, Raytheon announced the consolidation and organization of its defense and electronics unit. At the same time, the company announced a consolidation of operations at Raytheon Engineers & Constructors.

Raytheon's 1997 net income was $526.8 million, or $2.20 per share, including restructuring and special charges of $321.7 million. For 1996, net income was $761.2 million, or $3.22 per share, including a special charge of $22.1 million.

Raytheon ended the year with debt, net of cash and marketable securities, of $9.8 billion, compared with $3.6 billion a year ago. This increase is principally due to the financing requirements of the merger with Hughes defense and the TI defense acquisition, partially offset by the sale of the appliance and other non-core operations. Net debt was 48.4 percent of total capital at the end of 1997.

Free cash flow for the year 1997 was approximately $300 million, an improvement of more than $600 million over 1996. For the fourth quarter 1997, free cash flow amounted to approximately $480 million.

Raytheon reported fourth quarter 1997 sales, earnings and earnings per share of $4.0 billion, $244.4 million and $.98 per share, respectively, not including restructuring and special charges. Comparable results for the fourth quarter of 1996 were: sales of $3.4 billion; earnings of $177.4 million; and earnings per share of $.75.

Raytheon's 1997 fourth quarter earnings of $244.4 million, or $.98 per share excluding restructuring and special charges, include earnings of $209.5 million, or $.89 per share, from base operations; earnings of $38.6 million, or $.16 per share, from the sale of the Semiconductor and Switchcraft businesses; and a loss of $3.7 million or $.02 per share from Hughes defense. Additionally, the issuance of 102.6 million Class A common shares associated with the Hughes defense merger caused a dilution of $.05 per share.

In the fourth quarter of 1997, the company recorded restructuring and special charges of $321.7 million after tax, or $1.29 per share.

The restructuring and special charges were fourth quarter events and, consistent with accounting principles, were taken in that quarter. Fourth quarter results, therefore, showed a net loss of $77.3 million, or a net loss of $.31 per share, for the quarter.

The restructuring and special charges of $321.7 million, after tax, included $221.0 million applicable to the Electronics segment, principally Raytheon Systems Company; $81.2 million applicable to the Engineering and Construction segment; and $20.5 million applicable to the Aircraft segment. The charges principally include the costs of facility and office closures, employee severance costs, one-time costs from the merger with Hughes defense and the acquisition of TI defense, non-recurring charges related principally to contract valuations, and the write-down of non-current assets to fair market value.
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                                       3

The Raytheon Systems Company provision is being made in conjunction with the consolidation and reorganization of its four separate components into one focused structure in order to remain highly competitive in the defense industry. As announced on January 23, Raytheon Systems Company (RSC) will make major changes at 26 facilities, closing 20 and partially closing six over the next two years. This will result in a reduction of facility space from 42 million square feet to 34 million square feet, or approximately 20 percent. Employment will be reduced by approximately 10 percent -- or 8,700 jobs -- over the next two years and 2,700 engineers will be reassigned to help fill technical positions, generally near their current locations. RSC will also organize its operations to bring together the best practices and technologies from across the organization while optimizing the utilization of facilities and eliminating duplication and excess capacity.

It was also announced on January 23 that Raytheon Engineers &
Constructors will close or partially close 16 offices in early 1998 and reduce its workforce by approximately nine percent, or 1,000 positions. This action comes in response to the downturn in the global engineering and construction market and the need for Raytheon Engineers & Constructors to continue improving its competitive position.

For 1997, Raytheon Aircraft reported record sales and record operating income, reflecting increased shipments of general aviation aircraft and contracts for services. Based in Wichita, Kansas, Raytheon Aircraft is the world leader in general aviation.

The Electronics segment led Raytheon's sales and earnings performance in 1997, with record sales and record operating income*. Both sales and operating income were up for Raytheon Electronic Systems and Raytheon E-Systems, both of which are now part of Raytheon Systems Company, as well as for Commercial Electronics. Raytheon's 1997 results include partial results for Raytheon TI Systems, which was acquired on July 11, and for Hughes defense, with which Raytheon merged on December 17. These two defense businesses are now also part of Raytheon Systems Company.

Sales for Raytheon Engineers & Constructors were essentially flat in
1997 while income was lower due to delays in funding of new international orders and slowdowns on several turnkey projects, along with the increased expenses required to develop international opportunities which will not be realized until future periods.
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                                       4

In September 1997, Raytheon completed the sale of the home appliance, heating and air conditioning and commercial cooking operations of the Appliance Group. Raytheon has retained the commercial laundry and electronic controls operations. In 1996, these two operations combined accounted for approximately 20 percent of revenues and 50 percent of profits for the Appliance Group. Raytheon is continuing its strategic evaluation of these two businesses.

---------------------------------
* Not including restructuring and special charges

Raytheon Company entered 1998 with a strong backlog of $21.3 billion, including a U.S. government backlog of $12.5 billion.

Raytheon Company, headquartered in Lexington, Mass., is a global technology leader. The company provides state-of-the-art products and services in the areas of commercial and defense electronics, engineering and construction, and business and special mission aircraft. Raytheon has operations throughout the United States and serves customers in more than 80 countries around the world.

More information about Raytheon can be found on the World Wide Web at http://www.raytheon.com.

Statements which are not historical facts contained in this release, including certain statements in the annual business highlights, are forward looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. The company wishes to caution readers that several important factors could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found under "Item 1 -- Business" of Raytheon's Annual Report on Form 10-K for the year ended December 31, 1996, and under "Risk Factors" in Raytheon's Solicitation Statement/Prospectus dated November 10, 1997

                                       ###

Financial tables appear on the next pages, followed by Raytheon's business highlights for the year.
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                                       5

                                Raytheon Company
                             Selected Financial Data
                                4th Quarter, 1997

                                        Three Months Ended                               Year Ended
                                      Dec. 31,        Dec. 31,                    Dec. 31,         Dec. 31,
                                       1997            1996        Change          1997             1996        Change
Dollars in millions, except for
earnings per share, or unless
indicated.

Net sales                          $4,004.3          $3,383.8     18.3%           $13,673.5        $12,330.5     10.9%
Operating income excluding
restructuring & special charge       $438.5            $326.1     34.5%            $1,579.2         $1,232.2     28.2%
Non-operating expense (income), net   $67.9             $64.5                        $294.1           $114.7
Income before taxes excluding
restructuring & special charges      $370.6            $261.6                      $1,285.1         $1,117.5
Federal and foreign income taxes     $126.2             $84.2                        $436.6           $334.2
Net earnings excluding
restructuring & special charges      $244.4            $177.4     37.8%              $848.5           $783.3      8.3%
E.P.S. excluding restructuring &
special charges                       $0.98             $0.75     30.7%               $3.55            $3.31      7.3%
Restructuring & special charges
after tax                            $321.7                                          $321.7            $22.1
Net income including restructuring
and special charges                  $(77.3)           $177.4                        $526.8           $761.2
E.P.S. - basic                       $(0.31)            $0.75                         $2.20            $3.22
Average number of common shares
outstanding during period
(millions)(1)                         248.3             235.5                         238.9            236.6
Total backlog (billions)                                                            $21.250          $12.066
Government-funded backlog (billions)                                                $12.547           $5.637
Total debt                                                                          $10,063           $3,727
Cash and marketable securities                                                         $296             $139
                                                                                    -------           ------
Debt, net of cash and marketable securities                                          $9,767           $3,588
Total employees                                                                     119,200            75,300

(1) Outstanding common shares at the end of period  were 338.6 million at 12/31/97 and 236.3 million at 12/31/96.
</TABLE
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                                       6


                                                    Segment Financial Data

                                     Fourth Quarter                                     Year Ended
                                          Sales                                            Sales
Dollars in Millions             1997              1996                             1997              1996

Electronics                   $2,250            $1,432                           $7,042             $5,424

Engineering and Construction    $835              $747                           $3,033             $3,053

Aircraft                        $798              $851                           $2,446             $2,345

Major Appliances                $121              $354                           $1,152             $1,509
                              ------            ------                          -------            -------
Totals                        $4,004            $3,384                          $13,673            $12,331
                              ======            ======                          =======            =======


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                                       7

<CAPTION
                                  Fourth Quarter Segment Income                 Year Ended Segment Income
                                   1997           1996                    1997              1996
                                      % of            % of                     % of             % of
Dollars in Millions            $M(2)  Sales     $M   Sales            $M(2)    Sales     $M(1)  Sales

Electronics                    $293   13.0%    $176   12.3%          $1,096   15.6%      $766   14.1%

Engineering and Construction   $37     4.4%     $55   7.4%             $181    6.0%      $211    6.9%

Aircraft                       $89    11.2%     $77   9.0%             $239    9.8%      $181    7.7%

Major Appliances               $19    15.7%     $18   5.1%              $63    5.5%       $74    4.9%
                              ----             ----                  ------            ------
Total Segment Income          $438    10.9%    $326   9.6%           $1,579   11.5%    $1,232    10.0%
                              ====             ====                  ======            ======

(1) Excludes special charge of $34 million related to the Appliances segment.
(2)Excludes restructuring and special charges of $495 million of which $340 million relates to the Electronics segment,
   $125 million to the Engineering and Construction segment, and $30 million to the Aircraft segment.
Certain reclassifications of prior period information were made to conform to the current year presentation.

                               Backlog by Segment

Dollars in Millions                1997                    1996

Electronics                      $16,260                   $7,303
Engineering and Construction      $3,239                   $3,565
Aircraft                          $1,709                   $1,163
Major Appliances                     $42                      $35
Total Backlog                    $21,250                  $12,066

U.S. Government Funded
 Backlog Included Above          $12,547                   $5,637


                     RAYTHEON'S BUSINESS HIGHLIGHTS FOR 1997

RAYTHEON AIRCRAFT

- Development continued during the year on three major new aircraft simultaneously: the Hawker Horizon super mid-size business jet, which fills a product niche between mid-size business jets such as the Hawker 800XP and larger aircraft; the Raytheon Premier I light business jet; and the T-6A Texan II primary training aircraft for the U.S. Air Force and U.S. Navy.

- During the year, Raytheon Aircraft created the Raytheon Travel Air business unit, an aircraft fractional ownership company which broadens market access to business aviation. The Raytheon Travel Air fleet consists of new King Air B200 turboprop aircraft, Beechjet 400A business jets, and Hawker 800XP mid-sized business jets. Each model may be purchased in fractional increments, such as one-eighth or one-quarter shares. Raytheon Aircraft also created Raytheon Aircraft Parts Inventory and Distribution Company, which distributes aircraft parts worldwide.

- The Beech King Air series of aircraft continued to account for the vast majority of the total current twin-turboprop market.

- Central Mountain Air in Canada ordered 10 1900D 19-seat commuter aircraft, with an option for 10 more, and Proteus Airlines in France ordered 10 aircraft for its commuter fleet. The success of the 1900D aircraft lies in its dispatch reliability and its economics.

- In 1997, Bombardier Services ordered 24 T-6A primary training aircraft for the NATO Flying Training Canada program. The Canadian program will provide primary and secondary training for all Canadian Air Force Pilots and participating NATO pilots.

- Raytheon's delivery of the first T-6A Texan II to the U.S. Air Force is scheduled for late 1998. The Joint Primary Aircraft Training System (JPATS) program for the U.S. Air Force and U.S. Navy calls for more than 700 of the aircraft to be built through the year 2017. In May 1997, Raytheon Aircraft dedicated its new 191,000-square-foot facility for all integrated product teams associated with the program, including marketing, engineering, logistics, and flight department.
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                                       9

- In special mission aircraft, the Japan Air Self Defense Force exercised an option for four additional U-125A reconnaissance aircraft, based on the Hawker 800 jet, and a Beech King Air aircraft configured to calibrate airway systems became the first aircraft to land at Hong Kong's new Chek Lap Kok Airport.

- Raytheon Aircraft Services, a subsidiary of Raytheon Aircraft, began construction of a new fixed-base operation in Atlantic City, N.J., which will feature more than 50,000 square feet, including 29,000 square feet of hangar space. It will service Beech and Hawker customers throughout the Northeast.

- Raytheon Aerospace, which provides total contractor logistics and training support for military and government fixed- and rotary-wing aircraft in 49 states and 30 countries, was selected to refit the T-1A Jayhawk trainer fleet with global positioning systems; won a two-year, $210 million contract to provide contractor field teams for government aircraft support around the world; and was awarded a contract to maintain all Department of Justice/Drug Enforcement Administration aircraft.

ELECTRONICS SEGMENT

RAYTHEON SYSTEMS COMPANY

Note to readers: The Raytheon Systems Company highlights which follow are intended to give the reader a feeling for the breadth of capabilities inherent in this company. The following highlights for 1997 include activity and orders received by Texas Instruments defense and Hughes defense prior to the acquisition and merger with Raytheon.

- In 1997, Raytheon acquired the defense business of Texas Instruments and merged with Hughes defense, formed Raytheon Systems Company (RSC) by combining Raytheon Electronic Systems, Raytheon E-Systems, Raytheon TI Systems and Hughes defense, and announced the leadership team for Raytheon Systems Company. On January 23, 1998, slightly more than one month after the completion of the merger with Hughes defense and the formation of Raytheon Systems Company, Raytheon announced the consolidation and organization of its defense and electronics unit.

Missiles and Advanced Munitions

- Raytheon Systems Company is a world leader in pioneering a new generation of advanced missiles, including the next generation short range, air-to-air missile, called the AIM-9X; the Advanced Medium-Range Air-to-Air Missile (AMRAAM); the new air-launched Joint Standoff Weapon (JSOW); and the Javelin man-portable, anti-armor missile.

- The company is working under a $169 million engineering and manufacturing development contract for the new AIM-9X "dogfight" missile, a joint program of the U.S.
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                                       10

Navy and U.S. Air Force, with the Navy serving as the executive service. The AIM-9X missile program has a multi-billion-dollar, multiyear potential to meet both U.S. and allied needs.

- The former Raytheon Electronic Systems and Hughes defense operations, now part of Raytheon Systems Company, were awarded contracts totaling about $278 million for the latest lot of AMRAAM missiles. AMRAAM is the primary medium-range, air-to-air weapon for use on Air Force, Navy and allied fighter aircraft. The missile incorporates an advanced, active "fire and forget" radar guidance system for use against multiple targets.

- The U.S. Navy awarded the company an $85.7 million contract for the second low rate initial production lot of the JSOW system for 180 baseline systems and associated support equipment. The air-launched weapon contains BLU-97 submunitions to hit ground targets. A key standoff weapon for U.S. Navy and U.S. Air Force attack aviation, JSOW is capable of precision ordinance delivery at standoff ranges, which means that the pilot can launch the weapon at a ground target without entering harms way.

- The Javelin Joint Venture missile program with Lockheed Martin was awarded a $745 million, three-year contract for full-ratproduction and delivery to the U.S. Army and U.S. Marine Corps. Javelin is the first man-portable, shoulder-launched, fire and forget anti-armor missile.

- Raytheon Systems Company is also developing the Enhanced Fiber Optic Guided Missile, called EFOGM. The U.S. Army awarded Raytheon initial funding to begin purchasing material for 256 missiles for the system.

- The Standard Missile-2 Block IVA missile, developed by the Standard Missile Company, scored a direct hit on a tactical ballistic missile target in a test at the White Sands Missile Range in January of 1997. This significant event allowed the U.S. Navy to continue with the engineering and manufacturing development phase of the program.

- The U.S. Navy demonstrated the versatility and adaptability of the Standard Missile-2 in a test firing at White Sands Missile Range, in which a specially modified SM-2 Block III round operated in a new surface-to-surface mode to a ground target.

- A new program under development is the U.S. Navy EX-171 Extended Range Guided Munition (ERGM) for which a contract was received in late 1996 for design, development, and low-rate initial production. ERGM broadens Raytheon Systems Company into the area of guided projectiles.

- The U.S. Naval Air Systems Command exercised a fiscal 1997 option under its fiscal 1994 -1998 Tomahawk production/depot contract for the upgrade of 35 Tomahawk Cruise Missiles from the Block II to the Block III configuration. Raytheon Systems Company is also developing the next version of the missile, called the Block IV. Early in 1997, the U.S. Navy expressed interest in a Tactical Tomahawk variant, an improved version of the cruise missile.
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                                       11
Air Defense Systems

- During the year, Raytheon received additional funding to continue upgrading the Patriot Air Defense System, which is a surface-to-air system to defend against tactical ballistic missiles, aircraft and cruise missiles. The U.S. Army Radar Enhancement Phase 3 program makes significant modifications to the Patriot ground equipment and radar that will improve its surveillance capabilities. In 1997 Raytheon received an additional research and development funding increment for continued work on the Patriot Anti-Cruise Missile Seeker upgrade program.

- The government of the Kingdom of Saudi Arabia awarded Raytheon a $484 million direct sale contract for technical assistance, training, and logistics support for the Kingdom's Patriot and Hawk air defense systems.

- Early in 1997, Raytheon signed a contract with the U.S. Army Missile Command on behalf of the government of Egypt to remanufacture eight Hawk fire units.

- The company, with Kongsberg, Gruppen, ASA of Norway, has developed a new medium-range, air defense system for international sales evolved from the Hawk air defense system to incorporate AMRAAM in a ground-launched mode. The new system is called Hawk-AMRAAM.

- The company was the winner of the Joint Land Attack Cruise Missile Defense Elevated, Netted Sensor System (JLENS) program. A contract award is expected in 1998. JLENS will provide elevated sensors to support the engagement of cruise missiles at ranges beyond ground-based radar horizons.

- United Missile Defense Company won a concept development contract to develop and integrate a National Missile Defense System for the United States. This activity led to the submission of a competitive proposal to become the Lead System Integrator for National Missile Defense development, integration, and fielding, which would have the potential to be a major program.

- The Ground-Based Radar (GBR) built by Raytheon for the Theater High Altitude Area Defense (THAAD) system performed extremely well in U.S. Army radar tests during 1997. The GBR will be used with the THAAD interceptor, which is under development; will complement the Patriot air defense system; and by cueing Patriot, will provide a robust, two-tiered defense against attacking tactical ballistic missiles.

Naval Systems

- The company continued to work as electronic systems integrator on a contract awarded to Avondale Industries, Inc. of New Orleans, La., for the U.S. Navy's new San Antonio-class amphibious ships, the LPD 17. The Navy has options for construction of LPD 18 and LPD 19, which could mean additional opportunity. During 1997, the program completed several program reviews, including a design readiness review.

- Spain's Ministry of Defense signed a letter of agreement with the U.S. Navy that designates the Aegis combat system for its newly approved F-100 class of frigates. Raytheon provides SPY-ID radar transmitters and Mk 99 fire control systems to the U.S. Navy under prime contracts for the Aegis program.

- Raytheon was awarded incremental funding by Lockheed Martin Federal Systems for Raytheon's effort on the New Attack Submarine development program. Under the program, Raytheon will develop combat control, sonar, and architecture subsystems for the next-generation attack submarine.

Sensors and Electronic Systems

- Raytheon Systems Company is the leading developer and producer of sophisticated airborne radar systems, which are deployed by the U.S. military aboard a broad range of aircraft including the F-14, F-15, F/A-18, U-2, AC-130U, and the B-2, as well as by a number of foreign nations.

- The first U.S. Air Force F-15 Eagle equipped with an upgraded APG-63 (V) 1 radar successfully completed its first test flight in July. The radar upgrade will provide the F-15C/D air superiority fighter with great reliability and maintainability. APG-73 radars were delivered to the Royal Australian Air Force, Canadian Forces and Malaysia for F/A-18 Hornets. Deliveries began of APG-70 equipped F-15I aircraft to Israel. This radar and the other deliveries were under contract from the Boeing Company.

- Raytheon was also selected by the Boeing Company to develop the Advanced Targeting Forward-Looking Infrared (ATFLIR) system for the U.S. Navy's F/A-18 Hornet and Super Hornet aircraft. The pod features third generation midwave IR focal plane array technology for both infrared targeting and navigation systems. The long range performance provided by this technology will enable F/A-18 air crews to deliver air-to-ground weapons from beyond the range of anti-aircraft artillery and many surface-to-air missiles.

- Raytheon Systems Company successfully transitioned several second generation forward-looking infrared (FLIR) sensor systems from development into production. Raytheon received a multi-year, annually funded production contract for second generation FLIR imaging upgrade kits that will provide significantly greater performance for U.S. Army combat vehicles. The contract was awarded by the Communications-Electronics Command in Fort Monmouth, N.J. The contract is for the Horizontal Technology Integration (HTI) 2nd Generation FLIR program. The first fully funded increment includes a contract for the M1A2 Abrams Commander's Independent Thermal Viewer. Other Army sights to be forward-fitted with the HTI B-kit include the M1A2 Abrams Thermal Imaging System and the Bradley Fighting Vehicle's Improved Bradley Acquisition System (IBAS) and Commander's Independent Viewer (CIV). Additionally, the B-kit FLIR is being incorporated into other U.S. Army Advanced Technology Demonstration programs.

- Raytheon Systems Company received a U.S. Air Force contract for fabrication of 16 AN/AAQ-26 Gunship Infrared Detecting Sets and installation on nine AC-130U and seven AC-130H gunship aircraft. The effort includes interim contractor support and the delivery of spare units. The contract was awarded by the Aeronautical Systems Center, Wright-Patterson Air Force Base, Dayton, Ohio.

- Engineering and manufacturing development (EMD) continues on the AN/APG-77 phased array radar for the U.S. Air Force's F-22 Advanced Tactical Fighter, with joint venture partner, Northrop Grumman.

Electronic Warfare Systems

- In airborne countermeasures, Raytheon was awarded additional funding in 1997 and in early 1998 for production of AN/ALE-50 towed decoy and related equipment.

- Raytheon signed a contract with Lockheed Martin Fairchild Systems to build Towed Radar Decoy Subsystems for the United Kingdom's Replacement Maritime Patrol Aircraft. The decoy system consists of a launch controller, launcher/retriever, fiber-optic link, and a towed decoy. This new towed radar is retrievable and features fiber optics linkage to the aircraft.

C3 Systems

- The U.S. Navy's Cooperative Engagement Capability (CEC) program successfully proved itself once again in joint operations in a test conducted in September in the coastal areas of the Gulf of Mexico. The CEC system has now successfully completed more than seven years of comprehensive at-sea testing, including several live-fire tests. It has been designed to enable and developed to integrate theater sensors and weapon systems on ships, aircraft, and land-based installations into a common, seamless defense system.

- A seven-month contract extension valued at $120 million was awarded by the U.S. Air Force Electronic Systems Center in August 1997 for the continued sustainment of the Royal Saudi Air Force (RSAF) Peace Shield System. The Peace Shield System allows the RSAF to manage its airborne and ground-based resources to maintain sovereignty of the Kingdom's airspace. It includes a central Command Operations Center, five regional centers, 17 long-range radars, and a number of remote facilities.

- Raytheon received a contract to build, test, and support the installation of integrated Command, Control, Communications, Computers and Intelligence (C4I) systems for all Cyclone-class patrol ships for the U.S. Navy. The C4I systems are designed to keep the ship's captain updated on the current coastal battle environment. The system interfaces to standard Navy information processing systems and networks and features multi-channel satellite communications and automatic, instantaneous satellite tracking. All equipment is based on proven off-the-shelf technology.

- The company has been awarded a contract to develop, manufacture, test, and install the White Sands (N.M.) Missile Range-Frequency Surveillance System. The system is designed to ensure that the missile range is free of radio frequency interference that could compromise transmitted control signals during testing. - The U.S. Air Force Electronic Systems Center awarded the company a $44.3 million contract for the National Air and Space Warfare Model Program, a computer-based simulation system capable of integrating live and simulated entities on a common virtual battlefield for the full range of Air Force missions and training requirements.

- The U.S. Air Force awarded Raytheon a contract for the Command and Control Product Lines program. A Raytheon-led team will develop systems to reduce the overall time and cost associated with acquiring software-intensive command and control systems.

Military Communications

- Raytheon won a contract award valued at $133 million from the U.S. Army Communications and Electronics Command in Fort Monmouth, N.J., to fulfill joint services requirements for the production and pre-planned product improvements of the Joint Tactical Terminal/Common Integrated Broadcast Service-Modules. The system provides a secure intelligence dissemination reporting system and situational awareness capability for deployment with tactical units.

- The company was awarded two contracts from the Defense Advanced Research Projects Agency to develop technology for next generation advanced communications systems.

- A $79.2 million multiyear production contract was received from the U.S. Army Communications-Electronics Command, Ft. Monmouth, N.J., to provide 2,392 Enhanced Position Location Reporting System (EPLRS) receiver/transmitters. EPLRS provides data communications for situational awareness, fratricide avoidance, targeting information, and command and control data.

- Raytheon was awarded a contract to develop demand assigned multiple access capability for the Secure, Mobile, Antijam, Reliable Tactical-Terminal for the U.S. Army's Milstar satellite communications program.

- The U.S. Navy Space and Naval Warfare Systems Command announced the selection of Raytheon for the AN/WSC-6(v)X SHF SATCOM Terminal program. The competed Navy program, with options, has a total potential value of $110 million.

Intelligence and Information Systems

- The company was selected as the prime contractor for the U.S. military's Global Broadcast Service (GBS) contract, a six-year project that will dramatically accelerate and customize the delivery via satellite of video, imagery, and data to U.S. forces. While the initial contract value is less than $100 million, additional contract options could be worth an estimated $200 million over the next several years. The system will enable information to be delivered anywhere around the globe in seconds, compared to minutes or hours needed in the past, using a common desktop computer interface.

Aircraft Systems and Modernization Programs

- Raytheon reinforced its position as the world leader in modernizing maritime patrol aircraft. In the United States, refurbishment of the first P-3C was completed in January 1998 as part of the U.S. Navy's Sustained Readiness Program
(SRP). Additional P-3s are being refurbished as part of the contract to extend the operational service life of the aircraft platform. The SRP contract is valued at more than $200 million for an expected quantity of 58 P-3C aircraft. Options under the current contract could be extended to include refurbishment of more aircraft.

- Internationally, the installation process began in December of 1997 on the first maritime patrol aircraft for the Royal Australian Air Force (RAAF). This multiyear upgrade program is valued at $400 million. The RAAF P-3 refurbishment project includes a major systems upgrade to 18 aircraft. In alliance with Australian industry team members, the Sea Sentinel program involves major upgrades to all mission equipment and cockpit displays, communications and navigation systems, and integration of the new mission equipment into the aircraft.

- Raytheon presented the first E-6B TACAMO aircraft to the U.S. Navy and the U.S. Strategic Command in May. The aircraft is a Boeing 707 extensively modified to provide highly reliable and survivable communications. Work on the E-6B was performed under an $82.3 million contract with the Naval Air Systems Command and covers five aircraft. The contract includes two options with a value of approximately $75.6 million for follow-on fabrication, installation, and testing of modification kits.

- Raytheon's work moved forward on the ground segment of the Global Hawk unmanned aerial vehicle program, as the launch and recovery element portion of the ground segment operated in support of the Air Vehicle Systems Integration Laboratory's training and testing of Global Hawk 1. The Unmanned Aerial Vehicle represents a new tool in providing the theater commander with surveillance capability.

Training and Services

- Raytheon Systems Company is a leader in advanced training systems, simulators and services for a variety of military and civil requirements. For military applications, the company has developed training programs for the B-2, F/A-18, and F-16 aircraft.

- In 1997, the company was awarded contracts to build F-22 pilot training and maintenance training devices and a contract from the U.S. Army for the first year production phase of the Fire Support Combined Arms Tactical Trainer, a program to enable field artillery forces to hone their gunnery skills. - Raytheon Systems Company also provides a wide range of scientific, technical and support services, specializing in operations and maintenance of customer equipment and systems; repair and supply depot operations; and range support and privatization of government services, among others.

- The company is working with the City of Indianapolis and the U.S. Navy to privatize the Naval Air Warfare Center in Indianapolis, the largest Department of Defense privatization initiative to date.

- The company was awarded a contract in 1997 by Denmark's Civil Aviation Administration to provide advanced ATC training systems, marking the first major order for FIRSTplus(TM).

- The company also restructured its training systems contract with NASA's Johnson Space Center in 1997. The agreement calls for support of NASA through April 2002.

RAYTHEON SYSTEMS COMPANY

TECHNOLOGY DIVERSIFICATION PROGRAMS

Readers note: These programs are interwoven within various business segments of Raytheon Systems Company. They are broken out here to give the reader a sense of the breadth of activities in which Raytheon is applying defense technologies to commercial markets.

Air Traffic Control

- In the United States, progress continued on the Standard Terminal Automation Replacement System (STARS) program, which Raytheon won in 1996, with a value of nearly $1 billion. STARS will modernize and upgrade 331 Terminal Automation Systems for the Federal Aviation Administration and the Department of Defense. Testing of the full service system is under way. Three sites are scheduled to be installed in 1998: Washington National Airport, Boston's Logan Airport, and Eglin Air Force Base in Florida. STARS will replace critical air traffic control software and computers with a next generation commercial-off-the-shelf system in the airport terminal area.

- Raytheon is also working on the Digital Airport Surveillance Radar, a critical element of the DoD and FAA air traffic modernization program to maintain a terminal area surveillance network into the 21st century. The total potential contract value is over $600 million.

- The FAA awarded Raytheon a $44.5 million contract for the Integrated Terminal Weather System (ITWS) program. ITWS integrates various existing FAA and National Weather Service sensors to provide a unified set of weather data to air traffic controllers to enhance airport terminal capacity.

- Other programs include the Wide Area Augmentation System (WAAS) contract, awarded in 1996, a five-year project to develop and deploy a satellite-based navigation system over the United States.

- Raytheon is a leader in international air traffic control, with experience ranging from individual airport installations to country-wide, multiple-site, turnkey systems. During 1997, the company was awarded a contract for an S-band solid state primary radar and a monopulse secondary radar at Guangzhou airport from the Chinese Aviation Authority. This award was followed by a contract for an S-band radar and two monopulse secondary radars from the Botswana Department of Civil Aviation.

- During the year, a new state-of-the-art Air Traffic Control system at Beijing Capitol Airport was unveiled.

- Raytheon has been notified by the Civil Aviation Authority of Mongolia that it was selected to provide a new air traffic control system for the Ulaanbaatar Airport and a communication system linking 22 remote airfields throughout Mongolia.

Surface Transportation Management

- Transportation Management Solutions (TMS), which provides fleet management and transportation information solutions for mobile workforce, security, and public transit applications, was awarded new contracts from Rochester Gas and Electric, Irving Oil, and the Mass Transit Division of Pompano Beach, Florida. Additional phases were awarded from the Suburban Mobility Authority for Regional Transportation in Detroit and the Maryland Mass Transit Administration. TMS is expanding its efforts in the Pacific Rim by partnering with Communications Technologies, Inc., a Korean firm specializing in wireless communications and electronics manufacturing.

Environmental Monitoring

- During the year, the contract for the System for the Vigilance of the Amazon (SIVAM) was signed by the Government of Brazil, Raytheon, Embraer and ATECH. Letters of credit necessary to release the financing for SIVAM were issued. With the issuance of the letters of credit, the contract became effective and Raytheon could formally begin work on the contract. The four sources providing financing for the program are the United States Export Import Bank, AB Svensk Exportkredit (the Swedish export bank), Raytheon, and the SIVAM Vendor Trust. The U.S. Export Import Bank is providing the majority of the financing, with loans totaling just over $1 billion. The SIVAM project calls for the delivery of an integrated information network that links numerous sensors to regional and national coordination centers, giving the Brazilian government the capability to collect and process extensive data from the Amazon region. This information will be made available to Brazilian agencies for use in protecting the environment, improving air safety, increasing the accuracy of weather forecasting, assisting in the detection, prevention and control of epidemics, managing land occupation and usage, and ensuring effective law enforcement and border control.

Stratospheric Observatory

- Planned and required baseline flight testing was completed in December 1997 for Raytheon's support of NASA's stratospheric observatory for infrared astronomy. Raytheon is a major subcontractor to Universities Space Research Association, which is participating in the NASA contract to develop and operate the stratospheric observatory to expand humanity's knowledge of the universe. The Raytheon effort, which has a value of approximately $100 million, covers a five-year development period and a follow-on 10-year period of observation. The contract calls for the modification of a Boeing 747SP aircraft to house a 2.7 meter (8.8 feet) infrared telescope and associated mission control systems.

Satellite Imagery

- Information technology expertise was also applied to NASA's Mission to Planet Earth program. Raytheon Systems Company is working on a multi-year contract to develop and field the Earth Observing System Data and Information System (EOSDIS) Core System (ECS). In 1997, a significant milestone was completed by demonstrating the ability of ECS to process and archive global change data. - Also during 1997, a Sea-Viewing Wide-Field-Of-View instrument began a five-year mission on board the OrbView-2 satellite. The instrument will collect full global images of the Earth's oceans every 48 hours. It is expected to expand understanding of the oceans' biological and physical processes.

- Raytheon's broad capabilities in commercial remote sensing will also be used by Space Imaging/EOSAT Company, which is preparing to launch a commercial satellite with one-meter resolution in early 1998. Raytheon is a member of the Space Imaging/EOSAT joint venture.

Resource Management

- The Savi Technology, Inc., subsidiary received a $117.7 million contract to supply Radio Frequency Identification equipment to the Department of Defense. The contract calls for Savi to provide hardware, software and services supporting the deployment of these systems in all three armed services and the U.S. Coast Guard. SAVI uses commercial-off-the-shelf, two-way radio frequency and reader technologies, combined with conventional computer databases and hardware, to create integrated logistics and management systems for government and commercial customers.

COMMERCIAL ELECTRONICS

- In 1997, Raytheon established itself as a major supplier of components based on gallium arsenide monolithic microwave integrated circuits (MMIC) technology to the wireless marketplace. Raytheon's Microelectronics operation is now shipping more than 1 million units per month into the direct broadcast satellite, cellular/personal communication system (PCS), and satellite handset markets. In addition to the components that are used in handsets for cellular and PCS terrestrial systems, Microelectronics has won contracts for RF handset components for two major worldwide satellite communication systems: the IRIDIUM(R) and Globalstar(TM) programs.

- Forty-four IRIDIUM satellites have been placed in orbit. Raytheon Systems Company's main mission antennae are an integral part of the system. Microelectronics provides transmit/receive modules for the IRIDIUM antenna systems, and S-Band transmit modules and L-Band receive modules for the satellite-based antenna for the Globalstar program.

- In 1997, production ramped up for the Raylink(TM) wireless local area network
(LAN) product family consisting of a PC card, a wireless LAN adapter, and the access point, which is a wireless LAN-to-Ethernet bridge.

- Raytheon continued to be a leader in marine electronics, developing new marine electronics systems using strong in-house, broad-based technology. In the recreational marine marketplace, the company began deliveries early in 1997 of its "265" and "365" fishfinders, winners of the 1996 IMTEC Innovation Award. Raytheon continued to be a leading supplier of electronic packages to boat builders, including Tiara, Sea Ray, Bayliner, and Beneteau. Key products for OEM customers are radar and chartplotters, autopilots, and integrated instrumentation packages.

- Raytheon introduced the Raytheon recreational Pathfinder SL72 radar, which capitalizes on Raytheon's advanced radar signal processing and antenna expertise. Other products included new models of Raytheon's Autohelm brand tiller and inboard autopilots, the ST5000 and ST6000 control units.

- Raytheon continued to serve the commercial marine electronics market with sophisticated electronic systems that link functions of the bridge together into an "integrated bridge." At the Europort exhibition in Amsterdam in November, Raytheon introduced the MK II Pathfinder high seas radars and electronic chart display integrated system together with new Anschutz steering and heading systems to match as one totally new integrated bridge.

- At year end, Raytheon completed the sale of its Semiconductor unit to Fairchild Semiconductor Corp. and its Switchcraft unit to a company formed by Cortec Group, Inc., and Switchcraft management. While strong operations, the two businesses did not reflect Raytheon's core business strategy.

RAYTHEON ENGINEERS & CONSTRUCTORS

- A Raytheon-led engineering and construction consortium received a turnkey contract to provide engineering, procurement, and construction services for a major, grassroots hot briquetted iron production facility in Guayana City, Venezuela. The value of Raytheon's work is approximately $190 million. The facility will produce 1.5 million metric tons per year of a briquetted form of direct reduced iron, which is used in making steel. The owner of the plant will be POSVEN, C.A., a joint venture involving shareholders from Korea, Venezuela, Mexico, and the United States. Construction began in 1997 following a groundbreaking ceremony attended by Venezuelan President Rafael Caldera.

- Progress continued on a 1.33 million-tons-per-year coke plant for Indiana Harbor Coke Company, an affiliate of Sun Company Inc. It is being built at Inland Steel Company's Indiana Harbor Works steel plant in East Chicago, Ind. Indiana Harbor Coke Company will sell output of the plant to Inland Steel. Raytheon is providing turnkey engineering, procurement, and construction services. Raytheon also will install 16 waste heat boilers for an 87-megawatt co-generation facility that will use waste heat from the coke plant. The combined value of the coke plant and co-generation projects to Raytheon is in excess of $200 million.

- During the year, Raytheon Engineers & Constructors received a turnkey contract valued in excess of $100 million from Fina Oil and Chemical Company for a major expansion project in Texas. Raytheon is providing engineering, procurement, and construction services for a 400 million-pound-per-year high density polyethylene plant in Bayport, Texas.

- Raytheon received two contracts from the Norwegian State Owned Oil Company (Statoil) to upgrade and expand its on-shore oil and gas treatment facilities. Raytheon will provide engineering, procurement, and construction services to upgrade a crude oil unit and build a natural gas liquids fractionation facility at Statoil's Mongstad, Norway, refinery. Gas storage caverns also will be constructed. The value to Raytheon is $138 million. Raytheon has worked on five projects for Statoil during the past several years.

- Also in Norway, Raytheon was awarded a $160 million contract from Norsk Hydro for new crude oil processing facilities in Sture. Raytheon will provide engineering, procurement, construction, and commissioning services. The new facilities will process crude oil to certain specifications and separate other products, such as liquefied petroleum gas.

- Work continued on a grassroots cumene facility and on expansion of a phenol unit for Caprolactam Leuna GmbH (CAPROLEUNA) at its manufacturing complex in Leuna, Germany. Raytheon is providing turnkey engineering, procurement, and construction services for both the cumene and phenol facilities. Cumene and phenol are chemical intermediates. Raytheon is also providing proprietary Mobil/Badger cumene process technology, which is a highly advanced technology for the production of cumene. Cumene is feedstock for the phenol unit; the phenol is used to produce caprolactam, a raw material for a nylon which CAPROLEUNA uses to make rugs.

- During the year, Raytheon completed work on a paraxylene plant in Ulsan, Korea, for Yukong, now known as SK Ltd. Mechanical completion of the plant was achieved just 18 months after project launch and six months ahead of the normal time required to complete a project of comparable scope. Paraxylene is used in the production of synthetic textile fibers and plastic bottles.

- New orders included a turnkey contract for a major pharmaceutical project for Merck in Ballydine, Ireland. Raytheon will provide engineering, procurement, and construction services for the facility, which is an expansion of Merck's existing Ballydine facility.

- An agreement was reached for Raytheon Engineers & Constructors to provide design, engineering, and construction services for Coca-Cola production and distribution facilities worldwide. In the first award under the agreement, Raytheon received a $17.5 million contract from Coca-Cola Femsa, S.A. de C.V. to provide complete engineering, procurement, and construction services for a major new production and bottling facility in Toluca, Mexico, approximately 35 miles from Mexico City.

- Raytheon also received an award to provide engineering and construction management services for an expansion of Procter & Gamble's Pringles(R) potato-chip factory in Mechelen, Belgium.

- Groundbreaking ceremonies were held in the spring of 1997 at the New Jersey site of the Hudson-Bergen Light Rail Transit System being built by Raytheon Engineers & Constructors. Preparatory work includes clearing operations, new drainage, building retaining walls, and rebuilding bridges. The project is moving ahead on schedule. The Raytheon-led team for the $1.1 billion project will design, build, operate, and maintain the 9.5 mile line between Hudson and Bergen counties in northern New Jersey. The rail line is expected to carry 25,000 passengers daily when it opens in the year 2000.

- Raytheon, as part of a consortium with Mitsubishi, was awarded a lump-sum, turnkey contract for a new 1,200-megawatt, gas-fired power plant to be built at the British Petroleum Chemicals complex in Hull, England. Under the contract with Entergy Power Group, Raytheon will provide engineering, procurement, construction, start-up, and commissioning services. Raytheon's portion of the work is valued at $204 million.

- Other power project work in progress includes a 100-megawatt coal-fired power plant for Tangshan/Sithe Thermal Power Company Limited, a joint venture between Sithe China Holdings Limited and the Tangshan District Heating Company for a plant in Tangshan, 200 kilometers east of Beijing. The plant will provide both electricity and heat. The project is the first time a western firm is serving as a turnkey contractor using Chinese equipment and labor exclusively. The plant is scheduled to begin operations in 1998.

- Raytheon Engineers & Constructors is a world leader in constructing facilities to destroy chemical weapons. The company won a multi-year contract valued at $567 million to construct and operate a chemical weapons destruction facility at the Umatilla Army Depot in Umatilla, Ore. Construction began in 1997. Raytheon was selected to provide overall management of the project, including construction, procurement, startup, and operations and maintenance services.

- Raytheon continues to operate the Army's chemical weapons destruction facility in the Pacific, under a $500 million, five-year award received in 1996. The Johnston Atoll Chemical Agent Disposal System is the world's first full-scale chemical weapons destruction facility.
------------------------
IRIDIUM is a registered trademark and service mark of Iridium LLC. Globalstar is a trademark of Loral Qualcomm Satellite Services, Incorporated. Pringles is a registered trademark of The Procter & Gamble Company.



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